NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies  the  SEC of its intention to
remove   the  entire  class  of  the  stated  securities  from  listing   and
registration on the Exchange at the opening of business on October ***, 2007 , pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)
(2)

The removal of Lehman Brothers Holdings Inc. S&P 500 Index Stock Upside Note Securities ("SUNS"), maturing September 27, 2007 is being effected because the Exchange knows or is reliably informed that the entire class of this security was redeemed or paid at maturity or retirement on September 27, 2007.

The security was suspended by the Exchange on September 28, 2007.